Exhibit 99

Dillard’s, Inc. Reports Third Quarter and Year-to-Date Results

LITTLE ROCK, Ark. (BUSINESS WIRE) - November 10, 2022 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended October 29, 2022. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “While we were up against an unprecedented third quarter, we achieved a 3% comparable store sales increase and reported our seventh consecutive quarter of gross margin over 40%. Inventory control remains a priority as we have seen its powerful effects on our business. To date this year, our net income is up 11% over last year’s strong performance and earnings per share is up 32%.”

Highlights of the 39 Weeks (compared to the prior year 39 weeks):

•Total retail sales increased 8%
•	Comparable store sales increased 8%
•	Net income of $602.5 million compared to $541.2 million
•	Earnings per share of $34.05 compared to $25.76
•	Retail gross margin of 44.9% of sales compared to 43.7% of sales
•	Operating expenses were $1.216 billion (25.6% of sales) compared to $1.096 billion (25.0% of sales)
•	Share repurchase of $436.6 million (approximately 1,709,000 shares)

39-Week Results

Dillard’s reported net income for the 39 weeks ended October 29, 2022 of $602.5 million, or $34.05 per share, compared to $541.2 million, or $25.76 per share, for the prior year 39-week period. Included in net income for the 39 weeks ended October 29, 2022 is a pretax gain of $7.2 million ($5.6 million after tax or $0.32 per share) primarily related to the sale of a store property.

Included in net income for the prior year 39-week period ended October 30, 2021 is a pretax gain of $24.7 million ($19.2 million after tax or $0.91 per share) primarily related to the sale of three store properties.

Sales – 39 Weeks

Net sales for the 39 weeks ended October 29, 2022 and October 30, 2021 were $4.744 billion and $4.380 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 39-week periods ended October 29, 2022 and October 30, 2021 were $4.633 billion and $4.296 billion, respectively. Total retail sales increased 8% for the 39-week period ended October 29, 2022. Sales in comparable stores increased 8%.

Gross Margin – 39 Weeks

Consolidated gross margin for the 39 weeks ended October 29, 2022 was 44.0% of sales compared to 43.0% of sales for the prior year 39-week period.

Retail gross margin (which excludes CDI) for the 39 weeks ended October 29, 2022 improved approximately 120 basis points of sales to 44.9% compared to 43.7% for the prior year 39-week period.

Inventory increased 8% at October 29, 2022 compared to October 30, 2021.

Selling, General & Administrative Expenses – 39 Weeks

Consolidated selling, general and administrative expenses (“operating expenses”) for the 39 weeks ended October 29, 2022 were $1.216 billion (25.6% of sales) compared to $1.096 billion (25.0% of sales) for the prior year 39-week period. The increase of approximately $120 million is primarily due to continued increases in payroll and payroll-related expenses.

Highlights of the Third Quarter (compared to the prior year third quarter):

•	Comparable store sales increased 3%
•	Net income of $187.9 million compared to net income of $197.3 million
•	Earnings per share of $10.96 compared to $9.81
•	Retail gross margin of 45.7% of sales compared to 46.7% of sales
•	Operating expenses were $413.8 million (26.8% of sales) compared to $393.2 million (26.5% of sales)
•	Share repurchase of $24.3 million (approximately 99,000 shares)

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended October 29, 2022 of $187.9 million, or $10.96 per share, compared to net income of $197.3 million, or $9.81 per share, for the 13 weeks ended October 30, 2021.

Sales – Third Quarter

Net sales for the 13 weeks ended October 29, 2022 and October 30, 2021 were $1.544 billion and $1.481 billion, respectively.

Total retail sales for the 13-week periods ended October 29, 2022 and October 30, 2021 were $1.499 billion and $1.460 billion, respectively. Total retail sales increased 3% for the 13-week period ended October 29, 2022. Sales in comparable stores increased 3%. Stronger performing categories included cosmetics, men’s apparel and accessories, home and furniture and shoes. Juniors’ and children’s apparel was the weakest performing category.

Gross Margin – Third Quarter

Consolidated gross margin for the 13 weeks ended October 29, 2022 was 44.6% of sales compared to 46.2% of sales for the prior year third quarter.

Retail gross margin was 45.7% compared to 46.7% for the prior year third quarter. The Company achieved gross margin exceeding 40% for the seventh consecutive quarter.

Selling, General & Administrative Expenses – Third Quarter

Consolidated operating expenses for the 13 weeks ended October 29, 2022 were $413.8 million (26.8% of sales) compared to $393.2 million (26.5% of sales) for the prior year third quarter.

Retail operating expenses were $411.9 million (27.5% of sales) compared to $391.5 million (26.8% of sales). The increase in operating expenses is primarily due to increased payroll and payroll-related expenses in the current highly competitive and inflationary wage environment.

Share Repurchase

During the third quarter, the Company purchased $24.3 million (approximately 99,000 shares) of Class A Common Stock at an average price of $245.60 per share under its share repurchase program.

During the 39 weeks ended October 29, 2022, the Company purchased $436.6 million (approximately 1,709,000 shares) of Class A Common Stock at an average price of $255.49 per share.

As of October 29, 2022, authorization of $175.4 million remained under the February 2022 program.

Total shares outstanding (Class A and Class B Common Stock) at October 29, 2022 and October 30, 2021 were 17.1 million and 19.4 million, respectively.

Store Information

During the third quarter, the Company closed locations in Sikes Senter in Wichita Falls, Texas and East Hills Mall in St. Joseph, Missouri. Today, the Company will open its newly remodeled, replacement building at Westgate Mall in Amarillo, Texas. The building replaces a leased location at that center where the Company operates a dual-anchor format.

The Company operates 249 Dillard’s locations and 28 clearance centers spanning 29 states and an Internet store at dillards.com. Total square footage at October 29, 2022 was 47.3 million square feet.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	October 29, 2022		October 30, 2021		October 29, 2022		October 30, 2021
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$1,544.1	100.0%	$1,481.0	100.0%	$4,744.4	100.0%	$4,379.9	100.0%
Service charges and other income	29.0	1.9	30.9	2.1	89.3	1.9	91.0	2.1
	1,573.1	101.9	1,511.9	102.1	4,833.7	101.9	4,470.9	102.1

Cost of sales	855.7	55.4	796.3	53.8	2,658.3	56.0	2,497.6	57.0
Selling, general and administrative expenses	413.8	26.8	393.2	26.5	1,215.9	25.6	1,095.7	25.0
Depreciation and amortization	46.7	3.0	50.2	3.4	140.8	3.0	146.6	3.3
Rentals	5.3	0.3	4.9	0.3	15.7	0.3	15.2	0.3
Interest and debt expense, net	7.0	0.5	10.6	0.7	27.1	0.6	32.9	0.8
Other expense	1.9	0.1	2.1	0.1	5.8	0.1	9.2	0.2
Gain on disposal of assets	—	0.0	—	0.0	7.2	0.2	24.7	0.6
Income before income taxes	242.7	15.7	254.6	17.2	777.3	16.4	698.4	15.9
Income taxes	54.8		57.3		174.8		157.2
Net income	$187.9	12.2%	$197.3	13.3%	$602.5	12.7%	$541.2	12.4%

Basic and diluted earnings per share	$10.96		$9.81		$34.05		$25.76
Basic and diluted weighted average shares outstanding	17.1		20.1		17.7		21.0

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	October 29,	October 30,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$532.7	$619.7
Accounts receivable	40.5	28.5
Short-term investments	198.0	—
Merchandise inventories	1,644.7	1,525.9
Federal and state income taxes	—	99.8
Other current assets	99.5	102.9
Total current assets	2,515.4	2,376.8

Property and equipment, net	1,146.1	1,218.8
Operating lease assets	36.7	41.2
Deferred income taxes	30.8	34.8
Other assets	63.6	68.6

Total Assets	$3,792.6	$3,740.2

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,293.7	$1,285.8
Current portion of long-term debt and finance lease liabilities	44.8	0.2
Current portion of operating lease liabilities	10.3	11.4
Federal and state income taxes	7.4	—
Total current liabilities	1,356.2	1,297.4

Long-term debt	321.3	366.0
Operating lease liabilities	26.2	29.3
Other liabilities	279.5	283.3
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,609.4	1,564.2

Total Liabilities and Stockholders’ Equity	$3,792.6	$3,740.2

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	39 Weeks Ended
	October 29,	October 30,
	2022	2021
Operating activities:
Net income	$602.5	$541.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	141.9	148.3
Gain on disposal of assets	(7.2)	(24.7)
Proceeds from insurance	—	2.9
Loss on extinguishment of debt	—	2.8
Accrued interest on short-term investment	(1.2)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(0.7)	8.2
Increase in merchandise inventories	(564.6)	(438.1)
Increase in other current assets	(18.4)	(49.2)
Increase in other assets	(0.2)	(2.5)
Increase in trade accounts payable and accrued expenses and other liabilities	425.2	528.1
(Decrease) increase in income taxes	(18.9)	11.0
Net cash provided by operating activities	558.4	728.0

Investing activities:
Purchase of property and equipment and capitalized software	(94.8)	(79.7)
Proceeds from disposal of assets	8.1	29.3
Proceeds from insurance	4.9	3.8
Distribution from joint venture	—	1.5
Purchase of short-term investments	(196.8)	—
Net cash used in investing activities	(278.6)	(45.1)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	—	(0.5)
Cash dividends paid	(11.0)	(9.7)
Purchase of treasury stock	(452.9)	(410.3)
Issuance cost of line of credit	—	(3.0)
Net cash used in financing activities	(463.9)	(423.5)

(Decrease) increase in cash and cash equivalents	(184.1)	259.4
Cash and cash equivalents, beginning of period	716.8	360.3
Cash and cash equivalents, end of period	$532.7	$619.7

Non-cash transactions:
Accrued capital expenditures	$8.8	$7.2
Stock awards	2.3	1.1
Lease assets obtained in exchange for new operating lease liabilities	3.4	4.5

Estimates for 2022

The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 28, 2023 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2022	2021
	Estimated	Actual
Depreciation and amortization	$190	$199
Rentals	23	23
Interest and debt expense, net	32	43
Capital expenditures	130	104

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the remainder of fiscal 2022 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; other general retail industry conditions and macro-economic conditions including inflation and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent, changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; global conflicts (including the recent conflict in Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2022, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com